Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and
Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. ANNOUNCES PRELIMINARY

FOURTH-QUARTER AND YEAR-END EARNINGS; EVALUATION OF STRATEGIC ALTERNATIVES

•	Company to host conference call on December 2, 2005.
•	Company also announces appointment of special committee to consider strategic alternatives.

KOKOMO, IN, November 18, 2005 – Haynes International, Inc. (HYNI.PK) announced today that it expects to report earnings for the fourth quarter of fiscal 2005 in the range of $0.13 to $0.15 per diluted share, with net loss for the fiscal year in the range of $(0.43) to $(0.47) per diluted share.  While sales levels were robust, earnings for the fourth quarter were negatively impacted by unplanned equipment outages and increased energy costs.   The 2005 fiscal year results reflect approximately $30.2 million in non-cash fresh start accounting adjustments recorded during the year.

“While we are pleased with the overall financial performance for 2005, the fourth quarter was plagued with unplanned equipment downtime which adversely affected profitability,” said Francis Petro, Haynes’s President and Chief Executive Officer.  “Since the reorganization of the Company in fiscal 2004, our on-going capital upgrade program is addressing the plant equipment issues, and with improving market conditions, we are better positioned than ever to capitalize on future growth opportunities and pursue options that we believe will deliver value to our shareholders. We believe that demand will continue to increase in fiscal 2006 and we anticipate that the capital upgrade program will serve to reduce unplanned downtime,  increase our production capacity to satisfy expected market growth, and reduce the manufacturing costs associated with these products.”

Fourth Quarter Conference Call

The Company will host a conference call on Friday, December 2, 2005 to discuss its fourth quarter and twelve month financial results for the period ended September 30, 2005.  A press release announcing the results will be issued after market close on December 1, 2005.

Francis Petro, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, December 2, 2005
Time:	9:00 a.m. Eastern Time
8:00 a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

Dial-In Numbers:	877-407-9205 (Domestic)
201-689-8054 (International)

A live Webcast of the conference call will be available at www.haynesintl.com or at www.investorcalendar.com.

For those unable to participate a replay will be available from Friday, December 2 at 11:00 a.m. ET, through 11:59 p.m.

ET on Friday, December 19, 2005. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Account:	286
	Conference:	179432

A replay of the Webcast will also be available at www.haynesintl.com.

Evaluation of Strategic Alternatives

The Company also announced today that its Board of Directors has appointed a Special Committee of independent directors to explore strategic alternatives, including a potential sale of the Company to a third party or merger that could result in a change of control of the Company, and that Houlihan Lokey Howard & Zukin has been retained to serve as the financial advisor to assist the Special Committee in identifying and exploring strategic alternatives.

Mr. Petro said, “We feel that working with Houlihan Lokey Howard & Zukin will enable the Company to fully explore all possible opportunities for maximizing shareholder value in a manner consistent with our continuing commitment to our customers, employees and suppliers.”

There can be no assurance that the Company will enter into or consummate any transaction; or as to the terms or timing thereof.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly under the “Outlook” section above.  When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements.  Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved.  Many of these risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission, in particular in its registration statement on Form S-1, Registration No. 333-124977.  You should carefully read these risk factors.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

It is not possible to anticipate and list all risks and uncertainties that my affect the future operations or financial performance of the company; however, they include, but are not limited to, the following:

•	general economic and competitive conditions in the markets in which the Company operates;
•	the cyclical nature of the metals business;
•	fluctuations in the cost of the Company’s primary raw materials;
•	the Company’s ability to raise selling prices in order to recover increases in raw material costs;
•	the Company’s ability to continually successfully develop proprietary products; and
•	unanticipated plant outages, equipment failures or labor difficulties.